Exhibit 99.1

SPX Completes Sale of European Power Generation Business,
Marking Substantial Completion of Power Segment Transformation

CHARLOTTE, N.C., December 30, 2016 /Globe Newswire/ -- SPX Corporation (NYSE:SPXC) today announced that it has completed the sale of its European Power Generation business (“Balcke-Dürr”) to a wholly owned subsidiary of mutares AG, a German-based publicly traded industrial holding company. SPX anticipates that the transaction will qualify for discontinued operations presentation in our full-year 2016 financial statements.

“The closing of the sale of Balcke-Dürr marks an important milestone along our value creation roadmap and positions the company to further strengthen our focus on growth,” said Gene Lowe, President and CEO. “This is the latest in a series of actions that we have taken to reposition our Power segment and our company by exiting or restructuring businesses that did not have a clear path to drive shareholder value and masked our true earnings power. As we enter 2017 we remain focused on initiatives to further enhance operational performance and are increasing our efforts to drive both organic and inorganic growth within our strategic platforms.”

About SPX Corporation:  Based in Charlotte, North Carolina, SPX Corporation is a leading supplier of highly engineered HVAC products, detection and measurement technologies and power equipment. With operations in about 20 countries, SPX Corporation had approximately $1.7 billion in annual revenue in 2015 and approximately 6,000 employees worldwide. SPX Corporation is listed on the New York Stock Exchange under the ticker symbol “SPXC.” For more information, please visit www.spx.com.

About mutares AG:  Based in Munich, Germany, mutares AG is an industrial holding company acquiring companies that are being sold in the course of a repositioning process at their owners and that show a clear operational improvement potential. Getting engaged with its own teams, mutares actively supports its portfolio companies to achieve a clear value increase. The focus of the operational work is to ensure sustainable, long-term growth. The shares of mutares AG are listed on the Frankfurt Stock Exchange under the ticker symbol “MUX” (ISIN: DE000A0SMSH2). For more information, please visit www.mutares.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company's documents filed with the Securities and Exchange Commission, including the company's annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “believe”, "expect," "anticipate," "project" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company's existing operations and complement of businesses, which are subject to change.

Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

SOURCE SPX Corporation.

Investor Contact:
Paul Clegg, Vice President, Finance and Investor Relations
Phone: 980-474-3806
E-mail: spx.investor@spx.com

Media and Customer Contact:
Vivek Dhir, Vice President, Global Marketing and Business Development
Phone: 980-474-3703
E-mail: vivek.dhir@spx.com